FILED # C22629-94

OCT 16 2000

IN THE OFFICE OF
Dean Heller
DEAN HELLER SECRETARY OF STATE

# ARTICLES OF AMENDMENT
TO THE
# ARTICLES OF INCORPORATION
OF
# iSHOPPER.COM, INC.

1. Pursuant to the provisions of the Nevada Business Corporations Act, and by resolution adopted by a majority of shareholders voting in person and by proxy at a special meeting of shareholders duly noticed and held on October 11, 2000, iShopper.com, Inc., adopted the following amendment to its Articles of Incorporation, to be effective October 11, 2000:

Article I of the company's Articles of Incorporation is hereby amended and shall read as follows:

---

Article I
NAME

The name of the corporation is **enSurge, Inc.**

---

2. The number of shares of the corporation outstanding at the time of adoption of the foregoing amendment was 14,034,500, all of which shares were entitled to vote thereon. The number of shares voting on the action at the special meeting of shareholders, in person or by proxy, totaled 11,174,712, which constituted a quorum for purposes of the meeting.

3. The number of shares voting in favor of the action was 10,924,237, which represented a majority of the quorum and was sufficient to authorize the amendment and name change.

DATED this 11th day of October, 2000.

Douglas S. Hackett, President

Josephine Rudd, Secretary

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

OCT 08 1999
No. C22629-99
Dean Heller
DEAN HELLER, SECRETARY OF STATE

# ARTICLES OF AMENDMENT
# TO THE ARTICLES OF INCORPORATION
# OF
# Sunwalker Development, Inc.

Pursuant to the provisions of the Nevada Business Corporations Act, the Undersigned corporation adopts the following amendments to the Articles of Incorporation by way of shareholder consent.

1. The following amendment of the Articles of Incorporation was adopted by consent of a majority of the shareholders of the Company effective September 14, 1999. Said articles are hereby amended and shall read as follows:

---

**Article I**
**Name**

The name of the corporation is **iShopper.com, Inc.**

---

2. Additionally, the shareholders consented to a reverse split of the Company's common stock on a 1000 to 1 basis.

3. The number of shares of the corporation outstanding at the time of adoption was approximately 76,000,000; and the number of shares entitled to vote thereon were the same.

4. The number of shares voting in favor of the action was 40,000,000, which was sufficient to authorize the name change. The shareholders consenting to the action represented a majority of the issued and outstanding shares.

Dated this 8th day of October, 1999.

Robert Kropf, President

Robert Kropf, Secretary

FILED # C22629-99

SEP 14 1999

IN THE OFFICE OF
Dean Heller
DEAN HELLER SECRETARY OF STATE

# ARTICLES OF INCORPORATION

## OF

## Sunwalker Development, Inc.

The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

### Article I
### Name

The name of the corporation is Sunwalker Development, Inc.

### Article II
### Duration

The duration of the corporation is perpetual.

### Article III
### Purposes

The purposes for which this corporation is organized are:

Section 1. To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this corporation shall be authorized to transact business.

Section 2. To purchase or otherwise acquire, own, mortgage, sell, manufacture, assign and transfer or transfer or otherwise dispose of, invest, trade, deal in and with real and personal property, of every kind, class, and description.

Section 3. To issue promissory notes, bonds, debentures, and other evidences of indebtedness in the furtherance of any of the stated purposes of the corporation.

Section 4. To enter into or execute contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public or municipal), political subdivisions of the United States or with the Government of the United States,

Section 5. To acquire and develop any interest in patents, trademarks and copyrights connected with the business of the corporation.

Section 6. To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

Section 7. To acquire by purchase, exchange or otherwise, all or any part of, or any interest in, the properties, assets, business and good will of anyone or more persons, firms, associations, or corporations either within or out of the State of Nevada heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Nevada; pay for the same in cash, property or the corporation's own or other securities; hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guaranty performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.

Section 8. To purchase, receive, take, acquire or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel, and otherwise deal in and with the corporation's shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when the purchase would cause any impairment of the corporation's capital, except to the extent permitted by law.

Section 9. To reorganize, as an incorporator, or cause to be organized under the laws of any State of the United States of America, or of any commonwealth, territory, agency or instrumentality of the United States of America, or of any foreign country, a corporation or corporations for the purpose of conduction and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

Section 10. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conductive to or expedient for the protection or benefit of the corporation.

## Article IV
## Capitalization

Section 1. The authorized capital of this corporation shall consist of the following stock:

a. One hundred million common shares, $.001 par value. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation. There shall be no cumulative voting by shareholders.

Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

Article V
Principal Office

The address of the registered office of the corporation is 3340 Topaz, Suite 210, Las Vegas, Nevada 89121 and the resident agent at that address is International Venture Capital & Advisory, Inc. The corporation may maintain such other offices, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

Article VI
Directors

The corporation shall be governed by a Board of Directors. There shall be one (1) or more directors as to serve, from time to time, as elected by the Shareholders, or by the Board of Directors in case of a vacancy. The original board of Directors shall be comprised of one (1) person and the name and the address of the person who is to serve as the director until the first annual meeting of Shareholders and until successors are elected and shall is:

Robert Kropf
6975 South Union Park Center, Suite 600
Salt Lake City, Utah 84124

Article VII
Indemnification

As the Board of Directors may from time to time provide in the By-laws or by resolutions, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the state of Nevada.

Article VIII
Incorporator

The name and address of the incorporation is:

Robert Kropf
6975 South Union Park Center, Suite 600
Salt Lake City, Utah 84124

Dated this 14th day of September 1999.

Robert Kropf